EXHIBIT 5.1

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MORRISON & FOERSTER LLP

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TOKYO, LONDON, BEIJING,

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January 22, 2009

Orange 21 Inc.

2070 Las Palmas Drive

Carlsbad, CA 92011

Re:	Orange 21 Inc. Prospectus Supplement

Ladies and Gentlemen:

As counsel to Orange 21 Inc. (the “Company”) we are rendering this opinion in connection with the proposed sale of up to 9,544,814 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, registered under the Securities Act of 1933 pursuant to the Registration Statement on Form S-3 dated April 25, 2008, as amended, to which this opinion is being filed as Exhibit 5.1, and related prospectus supplement dated January 22, 2009 (together, the “Registration Statement”). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares will, when sold, be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, as originally filed or as subsequently amended.

Respectfully submitted,

/S/ MORRISON & FOERSTER LLP

Morrison & Foerster LLP